UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

                         Date of Report: April 24, 2000

                   CONSOLIDATED CAPITAL OF NORTH AMERICA, INC.

             (Exact name of registrant as specified in its charter)

          Colorado                     0-21821                   93-0962072
(State or other jurisdiction        (Commission                (IRS Employer
      of incorporation)             File Number)            Identification No.)

        410 17th Street, Suite 400, Denver, Colorado         80202
          (Address of principal executive offices)        (Zip Code)

       Registrant's telephone number, including area code: (888) 313-8051

                                      None

          (Former name or former address, if changes since last report)

Item 4. Change in Registrant's Certifying Accountant. On April 24, 2000, the Registrant retained the accounting firm of Stark Tinter & Associates, LLC to audit the Registrant's 1999 financial statements.

Item 5. Other Events. Press Release Announcing Extension of Exchange Offer to Debtholders and other Corporate Matters.


Exhibits

      Exhibit 99.1 - Press Release, dated April 26, 2000.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               CONSOLIDATED CAPITAL OF
                                               NORTH AMERICA, INC.


Date: April 26, 2000                           By: /s/ Donald R. Jackson
                                               --------------------------
                                               Donald R. Jackson
                                               Treasurer

Exhibit 99.1 - Press Release

For Immediate Release

         Consolidated Capital of North America, Inc. Announces Extension

                and Renewal of Debt for Equity Exchange Offer and

         Retention of Accounting Firm to Audit 1999 Financial Statements

Denver, Colorado, April 26, 2000. Consolidated Capital of North America, Inc. (OTCBB: CDNOE) announced today that its Board of Directors has authorized management to renew and extend indefinitely its previously announced private offer to its creditors to exchange its outstanding parent-company debt, preferred stock and other payables for shares of its common stock at an exchange price of four cents ($.04) per share. The Company had announced the exchange offer for up to approximately $15 million of debt and other claims on December 1, 1999, at an exchange price of two cents ($.02) per share, however, creditors holding a substantial amount of parent-company debt had not yet responded to the offer at its extended expiration date of March 31, 2000. Shareholders affiliated with the Company holding approximately $5.8 million of Company debt, preferred stock and other payables have accepted the exchange offer at such exchange price. By April 26, 2000, non-affiliated creditors holding debt and other claims of approximately $2.7 million, in the aggregate, had also agreed to exchange their debts and other claims for Company common stock. In the aggregate, these acceptances require the issuance of approximately 333 million shares of Company common stock. As of the date hereof, 73,430,590 of such shares have been issued or committed for issuance, while for the remainder, the agreement to exchange will be subject to shareholder approval of an increase in the number of authorized shares of Company common stock. Currently, the Company has issued and outstanding 190,711,825 shares of its 200,000,000 shares of authorized common stock.

As announced in December, in light of the fact that the Company's three operating subsidiaries have been liquidated to pay creditors and the Company had ceased operations in 1999, the Company believes that the most likely prospect for the Company's financial revival at this time is to negotiate the acquisition of the Company by, or other combination of the Company with, a private business that desires to become publicly traded in the U.S. securities markets. However, this strategy will only succeed if the Company is free of any significant contingent liabilities such as litigation, claims or material creditors that have not reached agreement with the Company to exchange their debt obligations for equity in the Company.

In that connection, the Company has been informed by an unaffiliated party that it has offered to purchase the outstanding debt and other claims of certain substantial creditors of the Company, who did not respond to the earlier offer of the Company. Further, such party has informed the Company that if it is successful in its sole determination, it may make an offer for a combination with the Company as described above. The Company has no direct knowledge of the financial resources of such party, the success of its efforts, or the amount of debt or other claims it intends to purchase. However, such party has agreed to purchase certain Company debt held by an affiliate of the Company, if such funds are used to retain a firm designated by such party to audit the Company's 1999 financial statements. If such audit is completed, the Company would be in a position to file its delinquent 1999 Form 10-KSB and any other delinquent filings with Securities and Exchange Commission.

In addition, the Company's Board of Directors has set June 5, 2000 as the date for a Special Meeting of its shareholders to vote on a proposal by the Company to increase the Company's number of authorized shares of common stock from the current number of 200,000,000 to 850,000,000. The Board set the record date as May 5, 2000. If approved by the shareholders, the increased number of authorized shares would be used to continue to pursue the debt for equity exchange announced above, and to pursue financing opportunities that may appear in the future.

Statements made in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties relating to the Company's lack of assets, operations and working capital and the Company's lack of knowledge about the financial resources of an unaffiliated party described above. Therefore, the actual results of actions described above may differ materially from those anticipated in this press release.

Contact:

Richard D. Bailey
President
310-265-4404

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